UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2024

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Iconic Offices, The Greenway, Block C Ardilaun Court, 112-114 St Stephens Green, Dublin 2, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: + 353 1 6699 020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares (ADS(s)), each ADS representing the right to receive one (1) Ordinary Share of Amarin Corporation plc	AMRN	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 3, 2024, Patrick Holt notified Amarin Corporation plc (the “Company”) of his decision to voluntarily resign as President and Chief Executive Officer of the Company, effective immediately. Mr. Holt’s decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. To assist with the CEO transition, Mr. Holt will provide consulting services to the Company until July 3, 2024, in exchange for compensation equal to his base salary as CEO for such period pursuant to a consulting agreement that the parties intend to negotiate in the coming days (the “Consulting Agreement”).

Aaron Berg, who has been serving as the Company’s Executive Vice President, President U.S., has replaced Mr. Holt as President and Chief Executive Officer, effective June 4, 2024 (the “CEO Start Date”). In addition, Mr. Berg has been appointed as a member of the Company’s board of directors (the “Board”), effective as of the CEO Start Date.

Mr. Berg, 61, joined the Company in November 2012, as Vice President, Marketing and Managed Care. He has since served in roles of increasing responsibility, including as Senior Vice President, Marketing and Sales from February 2014 until April 2018, as Senior Vice President and Chief Commercial Officer from April 2018 through July 2021, and currently as Executive Vice President, President-U.S., a position he has held since August 2021. Before joining the Company, Mr. Berg served as president and chief executive officer of Essentialis, Inc., a development stage pharmaceutical company, where he led the company’s work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as vice president of marketing and sales at Kos Pharmaceuticals, where he was instrumental in driving annual revenues approaching $1 billion until the acquisition of Kos Pharmaceuticals by Abbott Laboratories in December 2006. Mr. Berg began his pharmaceutical industry career as a sales representative with Bristol-Myers Squibb, followed by various commercial positions with Schering-Plough and GlaxoSmithKline. He obtained his B.S. in Business Management, Marketing from the University of Maryland.

Mr. Berg’s current employment agreement with the Company is filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

There are no other arrangements or understandings between Mr. Berg and any other persons pursuant to which he was selected for the positions described in this Current Report on Form 8-K. There are also no family relationships between Mr. Berg and any director or executive officer of the Company, and Mr. Berg has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

The Company has been informed by a large national pharmacy benefit manager (“PBM”) that, effective July 1, 2024, the PBM intends to no longer cover VASCEPA as the exclusive icosapent ethyl product for its Commercial national formularies and will be transitioning VASCEPA to not covered as of July 1, 2024. Currently, VASCEPA volume through these formularies represents approximately 25% of aggregate U.S. VASCEPA prescription volume. This decision does not impact VASCEPA coverage within Medicare Part D formularies of the PBM.

The information set forth under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated June 4, 2024 (furnished herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* * *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2024	Amarin Corporation plc

	By:	/s/ Aaron Berg
Aaron Berg
President and Chief Executive Officer

ACTIVE/122789132.1